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Class VL
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                                                                     Exhibit (l)

                                                                  April 21, 2008

MetLife Investors Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

Gentlemen:

In my capacity as Vice President of MetLife Investors Insurance Company ("MetLife Investors"), I have provided actuarial advice to MetLife Investors, concerning a variable life insurance product funded through MetLife Investors Variable Life Account One.

It is my professional opinion that:

     1. The fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

     2. The illustrations of death benefits, cash surrender values and cash values shown in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and the Company's administrative procedures. The rate structure of the Policies has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and premium payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions. Insureds in other underwriting classes may have higher cost of insurance charges. The illustrations are based on a commonly used rating classification. Assumed premium amounts and ages are appropriate for the markets in which the Policies are sold.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

                                       Sincerely,

                                       /s/ Paul L. LeClair
                                       Paul L. LeClair, F.S.A., M.A.A.A.
                                       Vice President